PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Scott Eckstein Media Relations Director Financial Relations Board 212.704.9727 seckstein@mww.com

Healthcare Trust of America, Inc. Acquires a 53,169 Square Foot Medical Office Building
Located in Jacksonville, Florida for $10,775,000

Scottsdale, Arizona (March 10, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of a 53,169 square foot medical office building located in Jacksonville, Florida for $10,775,000.

King Street Medical Office Building is 100% occupied and is home to the Gary and Nancy Chartrand Heart & Vascular Center. The medical office building sits on the campus of St. Vincent’s Medical Center and is connected via sky-bridge to the hospital and parking structure. St. Vincent’s is a 528 bed medical center located on the shore of the St. Johns River in Jacksonville, Florida.

“Healthcare Trust of America, Inc. is proud to be associated with St. Vincent’s and its physicians and programs,” said Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is an expansion of our existing presence in the Jacksonville marketplace and we are excited about the economic future there.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. In 2009, HTA acquired approximately $494 million in medical office and healthcare-related assets. Since its formation in 2006, HTA has made 55 geographically diverse acquisitions valued at approximately $1.49 billion based on purchase price, which includes 182 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.5 million square feet and includes 163 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the property adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the property; the strength and financial condition of the tenants; uncertainties relating to the local economy of the area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in the HTA’s periodic reports, as filed with the Securities and Exchange Commission.